EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this registration statement, on Form S-8 for the 1996 Non-Employee Director's Stock Option Plan, of Exar Corporation, of our report dated May 2, 1996, relating to the consolidated balance sheet of Exar Corporation and subsidiaries as of March 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1996, and the related consolidated financial statement schedule, which report appears in the March 31, 1997, annual report on Form 10-K of Exar Corporation.



KPMG PEAT MARWICK LLP

Palo Alto, California
October 6, 1997